                                                                 Exhibit 99.1


For Immediate Release:  August 5, 2004
Contact:  Paul Sunu, Chief Financial Officer at (919) 563-8222 or
          Rick Whitener, Vice President and Treasurer at (919) 563-8374

Bond Ticker: MADRIV
August 5, 2004
Mebane, North Carolina

             MADISON RIVER COMMUNICATIONS ANNOUNCES 2004 SECOND
           QUARTER AND SIX MONTHS FINANCIAL AND OPERATING RESULTS

Mebane, North Carolina - August 5, 2004 - Madison River Communications today announced its financial and operating results for the second quarter and six months ended June 30, 2004.

2004 Second Quarter Financial and Operating Results
---------------------------------------------------

    In the second quarter ended June 30, 2004, Madison River Communications reported revenues of $47.8 million, an increase of $1.8 million, or 3.9%, from revenues of $46.0 million in the second quarter ended June 30, 2003.
The Company reported net operating income in the second quarter of 2004 of $13.8 million compared to net operating income of $10.8 million in the second quarter of 2003, an increase of $3.0 million, or 28.0%. In addition, the Company reported net losses of $2.5 million and $3.8 million for the second quarter of 2004 and 2003, respectively.


    Adjusted Operating Income (1), previously referred to as Adjusted EBITDA, is computed as net operating income (loss) before depreciation, amortization and non-cash long-term incentive plan expenses. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income to net operating income (loss). For the second quarter ended June 30, 2004, Adjusted Operating Income, computed by taking operating income of $13.8 million and adding back depreciation and amortization expenses of $10.7 million and long-term incentive plan expenses of $1.0 million, was $25.5 million, an increase of $0.7 million, or 2.7%, from the $24.8 million in Adjusted Operating Income reported in the second quarter ended June 30, 2003.


    Revenues from the RLEC operations in the second quarter of 2004 were $44.8 million compared to $42.5 million in the second quarter of 2003, an increase of $2.3 million, or 5.3%. The increase is attributed primarily to a $1.1 million increase in Internet and enhanced data revenues, a $0.9 million increase in local service revenues and a $0.6 million increase in miscellaneous telecommunications revenues, offset by a $0.3 million decrease in long distance revenues. The increase in Internet and enhanced data revenues is attributed to the growth in the number of DSL subscriber connections in service. At June 30, 2004, the RLECs served 34,254 DSL subscribers compared to 19,437 at June 30, 2003, an increase of 14,817 connections, or 76.2%. The growth in DSL connections has been generated by increased acceptance of the Company's No Limits bundled offering. The Company introduced the No Limits bundle in its North Carolina market during the third quarter of 2003. After being well accepted in its North Carolina RLEC, the Company introduced the No Limits package in its remaining three RLECs during the fourth quarter of 2003. The No Limits package offers residential customers unlimited local telephone service, nationwide long distance service, certain popular custom calling features and high-speed DSL service for a flat monthly price. The $0.9 million increase in local service revenues in the RLEC operations is primarily the result of higher network access revenues in the second quarter of 2004 compared to the second quarter of 2003. The increase in network access revenues is attributed primarily to certain non-recurring revenues from wireless settlements and other carrier access revenues and settlements for updated cost study filings. The increase in miscellaneous telecommunications revenues is attributed primarily to revenues of $0.8 million from nonrecurring construction projects. Long distance revenues decreased as a result of the No Limits bundle where more customer billings reflect a flat rate charge for long distance service compared to the higher usage based billings for these customers in prior periods and a reclassification of approximately $0.1 million in private label long distance revenues to local service revenues that was made in the second quarter of 2004.


    Net operating income from the RLEC operations for the second quarter ended June 30, 2004 was $16.1 million compared to net operating income for the second quarter ended June 30, 2003 of $14.0 million, an increase of $2.1 million, or 15.1%. The increase is attributed to the increase in revenues of $2.3 million, as discussed above, partially offset by an increase in operating expenses of $0.2 million. Within operating expenses, cost of services in the RLEC operations increased by $1.9 million in the second quarter of 2004 compared to the second quarter of 2003. Expenses of approximately $0.8 million for nonrecurring construction projects were recognized in the second quarter of 2004. The increase is also attributed to expenses for DSL modems and higher network access expenses. In the second quarter of 2004, the Company recognized $0.3 million in expenses related to DSL modems used in its operations, whereas in the second quarter of 2003, DSL modems were capitalized under the Company's accounting policies. Beginning in the third quarter of 2003, the Company began expensing DSL modems as the cost of a DSL modem fell below the threshold for capitalization. Costs to terminate long distance calls increased $0.3 million in the second quarter of 2004 compared to the second quarter of 2003 primarily as a result of an increase in access minutes of use related to the No Limits package. Depreciation and amortization expenses decreased $1.6 million in the second quarter of 2004 when compared to the second quarter of 2003 largely due to certain classes of assets becoming fully depreciated during the first six months of 2004. Selling, general and administrative expenses were $0.1 million lower in the second quarter of 2004 compared to the second quarter of 2003.


    Net income in the RLEC operations in the second quarter of 2004 increased $0.1 million, or 2.2%, to $6.2 million from $6.1 million in the second quarter of 2003. The increase in net income in the second quarter of 2004 compared to the second quarter of 2003 is attributed primarily to higher net operating income offset by a $1.8 million increase in income tax expense. During the fourth quarter of 2003, the Company recognized an income tax benefit of $2.7 million for refunds received in 2002 from amendments to its 1998 income tax returns when the Company was advised that the statute of limitations for review by the Internal Revenue Service had expired. However, in June 2004, the Department of Justice filed suit against two of the Company's subsidiaries, Gulf Coast Services, Inc. and Coastal Utilities, Inc., claiming that the refunds were erroneous refunds in the amount of approximately $2.9 million. Approximately $0.9 million of this claim was paid in the first quarter of 2004 as part of a separate year income tax audit adjustment. As a result, the Company accrued approximately $2.0 million in income tax expense and $0.4 million in interest expense during the second quarter of 2004. Based on discussions with its tax advisors, the Company believes that its position taken in the amended income tax returns was appropriate under current tax laws and the Company intends to review all alternatives including vigorously defending against these claims.


    For the quarter ended June 30, 2004, the RLEC operations reported Adjusted Operating Income (1) of $24.7 million and an Adjusted Operating Income margin of 55.1%. The Adjusted Operating Income margin (1), previously referred to as "Adjusted EBITDA margin", is computed by dividing the RLEC's Adjusted Operating Income of $24.7 million by the RLEC's revenues of $44.8 million. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income and Adjusted Operating Income margin to net operating income (loss) and net operating income margin, respectively. For the same quarter of 2003, the RLEC operations reported Adjusted Operating Income of $24.2 million and an Adjusted Operating Income margin of 56.8%. Adjusted Operating Income in the second quarter of 2004 was $0.5 million, or 2.1%, higher than in the second quarter of 2003.


    As of June 30, 2004, the RLEC operations had 219,585 voice access and DSL connections in service which is an increase of 12,603 connections, or 6.1%, from June 30, 2003. The change consisted of an increase in DSL connections of 14,817 offset by a decrease in voice access lines of 2,214, or 1.2%. DSL connections at June 30, 2004 increased 76.2% compared to June 30, 2003 with each of the RLECs reporting significant increases ranging between 65.0% and 99.4%. The growth in DSL connections is attributed to the introduction and promotion of the No Limits package in the largest three RLEC markets in the latter portion of the fourth quarter of 2003. Acceptance of the No Limits package has been robust in each of the RLECs, however, the Company does not expect the rate of growth in new DSL connections to continue at the level experienced in the first two quarters of 2004. As of June 30, 2004, our penetration rate for residential DSL connections as a percentage of primary residential voice access lines was 26.9% compared to 14.7% at June 30, 2003. The Company believes that its penetration rate for residential DSL is among the highest penetration rates of high-speed broadband service in the United States. The decrease in voice access lines is attributed largely to a decrease in second lines. Second lines in service at June 30, 2004 decreased to 7,336 voice access lines from 9,554 voice access lines at June 30, 2003, a decrease of 2,218 second lines. The decrease in second lines is attributed to the growth in DSL connections as second lines are being removed when customers subscribe to the RLECs' DSL services. Primary voice access lines in the RLECs did not change significantly from the prior year.


    On a sequential quarter basis, voice access and DSL connections in the RLECs increased by 3,486 connections in the second quarter of 2004, or 1.6%, from the first quarter of 2004. The increase is attributed to an increase in DSL connections of 3,608, or 11.8%, partially offset by a decrease in voice access lines of 122, or 0.1%. The decrease in voice access lines is largely due to voice access line losses at Gallatin River Communications where the local economies Gallatin River Communications serves continue to show weakness. Although the Company is uncertain at this time regarding the future trend for voice access lines at Gallatin River Communications, the rate at which voice access lines in this market has been decreasing has slowed during the past two quarters compared to previous quarters. Excluding second lines that were removed, Gallatin River Communications had a decrease of 263 primary voice access lines on a sequential quarter basis. Of the 219,585 total connections at June 30, 2004, 124,924 are residential lines, 60,407 are business lines and 34,254 are DSL connections. The RLEC operations also served 100,713 long distance accounts at June 30, 2004 for a penetration rate of 54.3% of total voice access lines. In addition, the RLEC operations had 18,190 dial-up Internet subscribers at June 30, 2004. RLEC access minutes of use increased 8.7% in the first six months of 2004 compared to the first six months of 2003.


    In the second quarter of 2004, revenues from edge-out services were $3.0 million, a decrease of $0.5 million, or 13.4%, from revenues of $3.5 million in the second quarter of 2003. The decrease is attributed primarily to a decrease in the number of connections served in the edge-out markets. The Company's edge-out services incurred a net operating loss of $2.3 million in the second quarter of 2004, an improvement of $0.9 million, or 28.7%, from a net operating loss of $3.2 million in the same quarter of 2003. The improvement in the net operating loss is attributed primarily to nonrecurring settlements from several disputes arising out of interconnection agreements totaling approximately $0.6 million which reduced cost of services in the second quarter of 2004 compared to the second quarter of 2003. In addition, depreciation expenses in the second quarter ended June 30, 2004 decreased $0.8 million compared to the second quarter ended June 30, 2003. The decrease in depreciation expense is primarily attributed to certain assets becoming fully depreciated while no significant capital investment has been made in the edge-out services in recent years. The net loss in edge-out services was $8.7 million in the second quarter of 2004 compared to $9.9 million in the second quarter of 2003.


    Adjusted Operating Income (1) in the edge-out services for the second quarter of 2004 was $0.8 million compared to $0.6 million in the second quarter of 2003, an increase of $0.2 million, or 24.2%. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income to net operating income (loss). The increase is attributed primarily to the impact of the nonrecurring settlements in the second quarter of 2004 for which no comparable settlements were recognized in the second quarter of 2003. Partially offsetting these settlements was a $0.5 million decrease in revenues. The $0.8 million in Adjusted Operating Income was an increase of $0.3 million on a sequential quarter basis from the $0.5 million in Adjusted Operating Income reported in the first quarter of 2004.


    As of June 30, 2004, the edge-out services had 14,012 voice access lines and 675 high-speed data connections in service compared to 15,965 voice access lines and 713 high-speed data connections in service as of June 30, 2003. This is a decrease of 1,953 voice access lines, or 12.2%, and 38 high-speed data connections, or 5.3%. Included in the loss of voice access lines were over 800 lines from one customer in North Carolina as the result of a merger in the third quarter of 2003. In addition, the Company announced that one customer in its edge-out services, representing recurring monthly revenues of approximately $55,000, announced its intentions to cancel its service during the third quarter of 2004.


    J. Stephen Vanderwoude, Chairman and Chief Executive Officer, commented, "We are pleased with the RLEC market acceptance of our service bundles, and the related increase in the penetration rates of our multi-megabit DSL service. RLEC voice access line trends are also encouraging. On the other hand customer and access line losses in the EOS division are greater than anticipated. Given the shortfall in access lines and the uncertainty regarding the availability and prices of the unbundled network elements that we lease from Bell South and SBC, we have begun to assess whether changes to those operations are warranted."



2004 Six Month Financial and Operating Results
----------------------------------------------

    For the six months ended June 30, 2004 and 2003, revenues were $96.4 million and $91.2 million, respectively, an increase of $5.2 million or 5.7%. The RLEC operations reported revenues of $90.2 in the first six months of 2004 compared to $84.0 million in the first six months of 2003, an increase of $6.2 million or 7.3%. The increase in the RLEC's revenues is the result of a $2.7 million increase in local service revenues, a $2.1 million increase in Internet and enhanced data revenues and a $1.7 million increase in miscellaneous revenues. The $2.7 million increase in local service revenues is primarily the result of higher network access revenues in the first six months of 2004 compared to the first six months of 2003. Approximately $2.1 million of the increase in network access revenues is attributed to non-recurring revenues from wireless settlements and other carrier access revenues and settlements for updated cost study filings. The increase in Internet and enhanced data revenues of $2.1 million is attributed to the growth in the number of DSL subscriber connections in service. The increase of $1.7 million in miscellaneous revenues in the first six months of 2004 compared to the first six months of 2003 is due largely to higher revenues from non-recurring construction projects and lower bad debt expenses. Revenues from edge-out services were $6.2 million in the first half of 2004, a decrease of $1.0 million, or 13.2%, from revenues of $7.2 million in the first half of 2003. The decrease in revenues is attributed to the decrease in the number of connections served in the edge-out markets.


    Net operating income in the first six months of 2004 was $26.7 million, an increase of $3.5 million, or 14.8%, compared to net operating income in the first six months of 2003 of $23.2 million. Net operating income in the RLEC operations was $31.8 million and $28.9 million in the first six months of 2004 and 2003, respectively, representing an increase of $2.9 million or 9.7%. The increase in net operating income for the RLEC operations is attributed to the $6.2 million increase in revenues partially offset by a $3.3 million increase in operating expenses. RLEC operating expenses in the first six months of 2003 reflect a $2.1 million gain from a pension curtailment for which no comparable gain was recognized in the same period of 2004. In addition, approximately $0.9 million in expenses have been recognized for DSL modems used in the RLEC operations in the first six months of 2004 whereas DSL modems were capitalized in the first six months of 2003. Depreciation and amortization expenses decreased $1.5 million and long-term incentive plan expenses decreased $1.2 million in the six months ended June 30, 2004 when compared to the same period of 2003. The edge-out services reported a net operating loss of $5.1 million in the first six months of 2004 compared to a net operating loss of $5.7 million in the first six months of 2003, an improvement of $0.6 million. The improvement is attributed to a decrease in operating expenses of $1.6 million partially offset by a decrease in revenues of $1.0 million.


    Adjusted Operating Income (1) was $51.4 million in the six months ended June 30, 2004, a decrease of $0.3 million, or 0.7%, from Adjusted Operating Income of $51.7 million in the six months ended June 30, 2003. For the RLEC operations and edge-out services, Adjusted Operating Income was $50.1 million and $1.3 million, respectively, in the six month period ended June 30, 2004. For the six months ended June 30, 2003, Adjusted Operating Income in the RLECs and edge-out services was $50.0 million and $1.7 million, respectively. The decrease in Adjusted Operating Income can be attributed primarily to the positive impact on Adjusted Operating Income in the first six months of 2003 of $2.7 million for the pension curtailment gain. Approximately $2.1 million of the gain was recognized in the RLEC operations and $0.6 million in the edge-out services. Adjusted Operating income margin for the RLEC operations was 55.6% in the first six months of 2004 compared to 59.5% in the first six months of 2003. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income and Adjusted Operating Income margin to net operating income (loss) and net operating income margin, respectively.


    The Company reported a net loss of $3.8 million in the first six months of 2004 compared to a net loss of $6.1 million in the first six months of 2003, an improvement of $2.3 million. In the RLEC operations, net income was $14.5 million in the first six months of 2004 compared to $13.1 million in the first six months of 2003. The edge-out services reported a net loss of $18.3 million and $19.2 million in the first six months of 2004 and 2003, respectively.


    As of June 30, 2004, the Company had approximately $66.9 million in liquidity consisting of $25.9 million in cash on hand and $41.0 million that is fully available under two lines of credit with the Rural Telephone Finance Cooperative. The lines of credit mature in March 2005 and the Company intends to negotiate the extension of these lines of credit during 2004. Capital expenditures for the first six months of 2004 were approximately $8.3 million. The Company expects total capital expenditures to be approximately $13.0 million for 2004 which is a change from previous guidance for 2004 expected capital expenditures of $12 million to $13 million.


    The Company announced the addition of two new members to its Board of Managers in the second quarter of 2004. The newly elected members are Peter
W. Chehayl and Edward W. Mullinix, Jr. Mr. Chehayl most recently served as Senior Vice President, Treasurer and Chief Financial Officer of Centennial Communications Corp. Mr. Mullinix currently serves as President and Chief Executive Officer of the Haskell Enterprise Group and as Executive Vice President and Chief Financial Officer of The Haskell Company. The Company also announced that Mr. Chehayl and Mr. Mullinix will replace Michael P. Cole and Mark A. Pelson on the audit committee of the Board of Managers. Continuing to serve on the audit committee with Mr. Chehayl and Mr. Mullinix is Richard A. May, who was elected to the Board of Managers in February 2004. Mr. Chehayl will serve as the Chairman of the audit committee and as "audit committee financial expert" as such term is defined in Item 401(h)(2) of Regulation S-K.


    The Company will be conducting a conference call to discuss its 2004 second quarter and six month financial and operating results on Friday, August 6, 2004 at 11:00 AM Eastern Time. Those interested in listening to the call are invited to access the call via a webcast that can be linked to by going to the Company's website at www.madisonriver.net.

(1)  Non-GAAP Information
-------------------------

    Adjusted Operating Income, which is a non-GAAP financial measure, is net operating income (loss) before depreciation and amortization expenses and non-cash long-term incentive plan expenses. Adjusted Operating Income margin is Adjusted Operating Income divided by total revenues. Based on recent guidance from the Securities and Exchange Commission and to improve the clarity of its earnings press releases, the Company no longer uses the phrase "Adjusted EBITDA" but will now use the phrase "Adjusted Operating Income." This is a change in name only, and the Company has not changed the way it calculates current or prior presentations of Adjusted Operating Income. Management uses Adjusted Operating Income and Adjusted Operating Income margin to measure its operating performance. You should be aware that these metrics for measuring the Company's financial results will be different from comparable information provided by other companies and should not be used as an alternative to the operating and other financial information of the Company as determined under accounting principles generally accepted in the United States. The computation of Adjusted Operating Income and Adjusted Operating Income margin and a reconciliation of those measures to net operating income (loss) and net operating income margin are as follows:


Reconciliation of Non-GAAP Measures to Most Directly Comparable GAAP Measures (dollars in thousands):

                                                  RLEC Operations
                                                 Dollars    Margin        EOS       Consolidated
                                               -----------  ------     ----------   -------------
For the second quarter ended June 30, 2004:
Net operating income (loss)                    $   16,050    35.9%     $  (2,268)    $   13,782
Add back: Depreciation and amortization             7,684    17.2%         3,023         10,707
          Long-term incentive plan expenses           932     2.0%            66            998
                                                ---------   ------      --------      ---------
Adjusted Operating Income                      $   24,666    55.1%     $     821     $   25,487
                                                =========   ======      ========      =========


For the second quarter ended June 30, 2003:
Net operating income (loss)                    $   13,946    32.8%     $  (3,180)    $   10,766
Add back: Depreciation and amortization             9,290    21.9%         3,846         13,136
          Long-term incentive plan expenses           914     2.1%            (5)           909
                                                ---------   ------      --------      ---------
Adjusted Operating Income                      $   24,150    56.8%     $     661     $   24,811
                                                =========   ======      ========      =========


For the six months ended June 30, 2004:
Net operating income (loss)                    $   31,783    35.3%     $  (5,134)    $   26,649
Add back: Depreciation and amortization            16,517    18.3%         6,299         22,816
          Long-term incentive plan expenses         1,805     2.0%           101          1,906
                                                ---------   ------      --------      ---------
Adjusted Operating Income                      $   50,105    55.6%     $   1,266     $   51,371
                                                =========   ======      ========      =========


For the six months ended June 30, 2003:
Net operating income (loss)                    $   28,977    34.5%     $  (5,755)    $   23,222
Add back: Depreciation and amortization            18,006    21.4%         7,484         25,490
          Long-term incentive plan expenses         3,024     3.6%            17          3,041
                                                ---------   ------      --------      ---------
Adjusted Operating Income                      $   50,007    59.5%     $   1,746     $   51,753
                                                =========   ======      ========      =========

Selected Financial Results and Operating Data

Selected historical financial and operating results for the second quarter and six months ended June 30, 2004 and 2003 were as follows (dollars in millions):

                                     Second Quarter Ended          Six Months Ended
                                     --------------------        --------------------
                                     June 30,    June 30,        June 30,    June 30,
                                       2004        2003            2004        2003
                                     --------    --------        --------    --------
Selected Financial Results:
---------------------------
Net revenues                          $  47.8     $  46.0         $  96.4     $  91.2
  RLEC operations                        44.8        42.5            90.2        84.0
  Edge-out services                       3.0         3.5             6.2         7.2

Operating expenses                       34.0        35.2            69.7        68.0
  RLEC operations                        28.7        28.5            58.4        55.1
  Edge-out services                       5.3         6.7            11.3        12.9


Net operating income (loss)              13.8        10.8            26.7        23.2
  RLEC operations                        16.1        14.0            31.8        28.9
  Edge-out services                      (2.3)       (3.2)           (5.1)       (5.7)

Net income (loss)                        (2.5)       (3.8)           (3.8)       (6.1)
  RLEC operations                         6.2         6.1            14.5        13.1
  Edge-out services                      (8.7)       (9.9)          (18.3)      (19.2)

Adjusted Operating Income                25.5        24.8            51.4        51.7
  RLEC operations                        24.7        24.2            50.1        50.0
  Edge-out services                       0.8         0.6             1.3         1.7

Cash and cash equivalents             $  25.9     $  22.9             (a)         (a)
Net telephone plant and equipment       307.9       338.7             (a)         (a)
Rural Telephone Finance
    Cooperative stock                    42.7        42.7             (a)         (a)
Total assets                            788.9       821.2             (a)         (a)
Long-term debt                          623.0       648.1             (a)         (a)
Member's interest                       251.3       251.3             (a)         (a)
Accumulated deficit                    (212.1)     (199.8)            (a)         (a)
Accumulated other comprehensive loss     (3.5)        -               (a)         (a)


Selected Operating Data:

Total connections in service          234,272     223,660             (a)         (a)
  RLEC operations:
    Voice access lines                185,331     187,545             (a)         (a)
    DSL connections                    34,254      19,437             (a)         (a)
  Edge-out services:
    Voice access lines                 14,012      15,965             (a)         (a)
    DSL connections                       675         713             (a)         (a)

Employees                                 624         642             (a)         (a)




(a) Six month results are the same as those presented for second quarter results.

Forward-Looking Statements
--------------------------


The statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as ''may,'' ''will,'' ''expect,'' ''intend,'' ''estimate,'' ''anticipate,'' ''plan,'' ''seek'' or ''believe.'' We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:

  * our ability to service our significant amount of indebtedness;
  * our ability to sustain our revenues;
  * our inability to achieve profitability;
  * our ability to raise additional capital on acceptable terms and on a timely basis;
  * our dependence on economic conditions in the local markets we serve;
  * continuing softness in the U.S. economy, specifically with respect to the telecommunications industry;
  * significant and growing competition in the telecommunications industry;
  * the advent of new technology that may force us to expand or adapt our network in the future;
  * our dependence on market acceptance of DSL-based services;
  * the passage of legislation or regulations or court decisions adversely affecting the telecommunications industry;
  * the success of efforts to expand our service offerings and grow our business;
  * our ability to execute our acquisition strategy, including successfully integrating acquired businesses;
  * our ability to protect our proprietary technology;
  * the failure to implement the revised business plan for our edge-out services successfully;
  * the failure to achieve desired operating efficiencies from our information and billing systems;
  * unanticipated network disruptions;
  * our ability to obtain and maintain the necessary rights-of-way for our networks;
  * the financial difficulties of other companies in the telecommunications industry with which we have material relationships;
  * the inability to comply with the minimum volume commitments and other utilization targets in our long distance resale agreements;
  * our ability to compete effectively with the Regional Bell Operating
     Companies;
  * future liabilities or compliance costs associated with environmental and worker health and safety matters; and
  * our dependence on our key personnel.


For more information, see the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 333-36804) filed with the Securities and Exchange Commission.




You should not unduly rely on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this press release or to reflect the occurrence of unanticipated events.


Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in its edge-out markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co. and Providence Equity Partners, the former shareholders of Coastal Utilities, Inc. and members of management.

                          MADISON RIVER CAPITAL, LLC
               Condensed Consolidated Statements of Operations
                            (Dollars in thousands)


                                               Second Quarter Ended         Six Months Ended
                                                June 30,    June 30,      June 30,    June 30,
                                                  2004        2003          2004        2003
                                               ---------------------     ---------------------

Operating revenues:
  Local service                                $   31,974     31,047     $   64,667     61,981
  Long distance service                             3,710      4,060          7,516      7,874
  Internet and enhanced data                        4,945      3,869          9,785      7,683
  Edge-out services                                 3,070      3,544          6,201      7,145
  Miscellaneous telecommunications service
    and equipment                                   4,105      3,510          8,214      6,487
                                                 --------   --------       --------   --------
Total operating revenues                           47,804     46,030         96,383     91,170
                                                 --------   --------       --------   --------

Operating expenses:
  Cost of services                                 13,427     12,297         26,862     23,333
  Depreciation and amortization                    10,707     13,136         22,816     25,490
  Selling, general and administrative               9,888      9,831         20,056     19,125
                                                 --------   --------       --------   --------
Total operating expenses                           34,022     35,264         69,734     67,948
                                                 --------   --------       --------   --------

Net operating income                               13,782     10,766         26,649     23,222

Interest expense                                  (15,114)   (15,066)       (30,287)   (30,735)
Other income, net                                     727        618          1,592      1,118
                                                 --------   --------       --------   --------
Loss before income taxes                             (605)    (3,682)        (2,046)    (6,395)

Income tax (expense) benefit                       (1,889)       (77)        (1,728)       269
                                                 --------   --------       --------   --------
Net loss                                       $   (2,494)    (3,759)    $   (3,774)    (6,126)
                                                 ========   ========       ========   ========

Long-term incentive plan expenses              $      998        909     $    1,906      3,041
                                                 ========   ========       ========   ========